EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, dated as of May 2, 2006 (this “Agreement”) by and among PIONEER COMPANIES, INC., a Delaware corporation (the “Company”), and MICHAEL Y. McGOVERN (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to engage Executive as Chairman, President and Chief Executive Officer upon the terms and conditions contained in this Agreement; and
     WHEREAS, Executive desires to be so employed by the Company from and after the Effective Date, as hereinafter defined, upon the terms and conditions contained in this Agreement; and
     WHEREAS, the parties hereto desire to enter this Agreement upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:
     1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.
          (a) Position. Executive shall be the Chairman, President and Chief Executive Officer of the Company. At all times during the term of this Agreement, the Company shall cause Executive to be nominated as a member of the Company’s Board of Directors (the “Board”).
          (b) Duties. Subject to the Board’s authority and oversight, the Executive shall have full responsibility for all the day-to-day activities of the Company and its affiliated companies and over all officers and employees of the Company, including, but not limited to, the power to hire and, subject to contractual commitments, fire employees, and shall have responsibilities commensurate with those normally performed by a chief executive officer. In such capacity, the Executive shall report solely and directly to the Board.
          (c) Place of Employment. During the term of this Agreement, the Executive shall perform the services required by this Agreement at the principal executive office of the Company, subject to travel necessary to appropriately discharge Executive’s responsibilities, recognizing that the Company has operations, customers and suppliers in locations other than that of its principal executive office.
          (d) Performance of Duties. The Executive agrees to devote his full time and best efforts to the performance of his duties and to serve the Company well and faithfully in conformity with the direction of the Board and written policies of the Company.

The foregoing shall not prevent Executive from serving on the boards of directors of other companies; provided that service on more than one board must have been approved by the Board and in the case of service on any board only for so long as such service does not interfere or conflict with the Executive’s discharge of his duties under this Agreement.
     2. Term.
          (a) Effective Date. This Agreement shall become effective on May 2, 2006 (the “Effective Date”) and have an initial term of three (3) years after the Effective Date. Beginning on the first anniversary of the Effective Date, the term of this Agreement shall automatically be extended from day to day so that it always has a remaining term of (2) years, unless terminated pursuant to Section 2(b) below.
          (b) Termination Date. The term of employment under this Agreement shall terminate upon the earliest to occur of the following events (the date specified in each such event is referred to as the “Termination Date”):
               (i) the date upon which the Company terminates the Executive’s employment by the Company for Cause or without Cause (it being understood that the date of termination shall be the date upon which the Company provides the Executive written notice of such event);
               (ii) the date of the Executive’s death;
               (iii) the date upon which the Company terminates Executive’s employment by the Company as a result of Executive’s Disability;
               (iv) the date upon which Executive effects a Voluntary Termination (it being understood that the date of termination shall be the date upon which the Executive provides the Company written notice of such event); or
               (v) upon or after the date of a Change in Control.
          (c) Performance of Duties Following Notice of Termination. In the event that either (i) the Company terminates the Executive’s employment pursuant to Section 2(b)(i) hereof or (ii) Executive effects a Voluntary Termination pursuant to Section 2(b)(iv), Executive, if requested by the Company, shall continue to render services hereunder to the Company for a period not to exceed 30 days from the Termination Date, and shall, in such event, be paid the compensation and benefits hereunder for such period.
     3. Compensation and Benefits.
          (a) Base Salary.
               (i) The Company shall pay the Executive a base salary at the annual rate of $550,000 per year (“Base Salary”).

               (ii) The Base Salary shall be paid in equal installments, consistent with the manner in which other senior executives of the Company are paid, and subject to all applicable withholding and deductions, in accordance with the usual payroll practices of the Company, but not less frequently than monthly.
          (b) Bonuses; Benefits; Long Term Incentives.
               (i) Annual Incentive Bonus.
                    (A) The Executive will have an annual incentive opportunity to earn a performance bonus equal to sixty percent (60%) of Base Salary (the “Performance Bonus”) in accordance with such terms and conditions as shall be determined by the Compensation and Governance Committee of the Board, or its successor (the “Compensation Committee”).
                    (B) The Executive will have an annual additional incentive opportunity to earn a profit sharing bonus of up to ten percent (10%) of Base Salary (the “Profit Sharing Bonus”) in accordance with such terms and conditions as shall be determined by the Compensation Committee.
               (ii) In the event the Executive’s employment is terminated (other than if such termination is by the Company for Cause or pursuant to Section 2(b)(iv) in which case there shall be no Performance Bonus or Profit Sharing payable), the Performance Bonus and Profit Sharing Bonus, if any, to which the Executive may be entitled for the calendar year in which the termination occurs shall each be prorated, such prorated portion being the portion of each such Performance Bonus and Profit Sharing Bonus corresponding to the period commencing with the beginning of such calendar year in which such termination occurs and ending on the date of termination.
          (c) Benefits. During the term of this Agreement, the Executive shall be entitled to all such benefits as may, from time to time, be made generally available to employees and senior executives of the Company, including, but not limited to, pension or other retirement plans, medical plans, disability plans, incentive plans, stock plans, investment plans, additional compensation plans and all other group and other insurance plans and benefits to the extent that the Executive is, and remains, eligible to participate therein and subject to eligibility provisions of such plans then in effect.
          (d) Business Expenses. The Company shall pay, either directly or by reimbursement to the Executive, all documented expenses incurred by the Executive, including travel and entertainment expenses, in the performance of his duties upon submission of appropriate evidence thereof and on a basis consistent with the Company’s then current policies.
          (e) Vacation. For each year of this Agreement, the Executive shall be entitled to paid vacation in accordance with the Company’s standard policy for the Company’s executives.
          (f) Long Term Incentives.

               (i) The Executive will participate each year in a long term incentive award of up to 60% of Base Salary (the “Long Term Incentive Award”), which shall consist of a combination of stock options and/or performance or restricted stock grants, and the amount of such grants and the performance metrics determined by the Compensation Committee and subject to such terms and conditions as shall be determined by the Compensation Committee.
               (ii) Fundamental Change Compensation. If during the term there is a fundamental change in the business or operations of the Company, the Compensation Committee shall evaluate in good faith the contribution of Executive to such change with a view to conferring upon Executive additional compensation and/or benefits that in the view of the Compensation Committee are appropriate, having regard to not only the contributions of Executive but also other compensation and benefits to be received by Executive.
          (g) Relocation Expenses. The Company shall pay, either directly or by reimbursement to the Executive, all documented expenses associated with the move of Executive’s principal residence from Dallas, Texas to Houston, Texas in accordance with the Company’s employee relocation policy. Executive and Company agree that Executive shall complete his relocation within six months of the Effective Date. In addition, until Executive relocates, the Company shall continue to pay lease expenses for Executive’s current residence in Houston, Texas for a period not to exceed six months.
     4. Compensation Upon Termination of Employment.
          (a) Termination Upon Death. If Executive’s employment by the Company is terminated as a result of the occurrence of Executive’s death pursuant to Section 2(b)(ii), the Company shall be obligated to pay to the Executive’s estate any unpaid compensation and other benefits expressly provided under this Agreement through the Termination Date, and any unpaid Performance Bonus or Profit Sharing Bonus for any prior fiscal period and the term shall thereupon end.
          (b) Termination Because of Disability. If Executive’s employment by the Company is terminated by the Company as a result of the occurrence of Executive’s Disability pursuant to Section 2(b)(iii), the Company shall pay Executive the compensation and other benefits expressly provided under this Agreement through the Termination Date, and any unpaid Performance Bonus or Profit Sharing Bonus for any prior fiscal period and the term shall thereupon end.
          (c) Termination by the Company for Cause. If Executive’s employment by the Company is terminated by the Company for Cause pursuant to Section 2(b)(i), Executive shall receive the compensation and other benefits expressly provided under this Agreement through the Termination Date and the term shall thereupon end.
          (d) Termination by the Company without Cause or Constructive Termination. If Executive’s employment by the Company is terminated by the Company without Cause pursuant to Section 2(b)(i), or if Executive’s employment is Constructively Terminated, Executive shall become automatically and fully vested in any Long Term Incentive

Awards described in Section 3(f)(i) herein and the Company shall pay Executive (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date, (ii) any unpaid Performance Bonus or Profit Sharing Bonus for any prior fiscal period, and (iii) a lump sum payment equal to two (2) times Base Salary and the term shall thereupon end.
          (e) Voluntary Termination by Executive. If the Executive’s employment by the Company is terminated as a result of a Voluntary Termination by the Executive pursuant to Section 2(b)(iv), the Company shall pay the Executive the compensation and other benefits expressly provided under this Agreement through the Termination Date, and any unpaid Performance Bonus or Profit Sharing Bonus for any prior fiscal year and the term shall thereupon end.
          (f) Termination Following Change in Control. If the Executive’s employment by the Company is terminated for any reason or Constructively Terminated within 18 months following the occurrence of a Change in Control, Executive shall become automatically and fully vested in any Long Term Incentive Awards described in Section 3(f)(i) herein and the Company shall pay Executive (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date, (ii) any unpaid Performance Bonus or Profit Sharing Bonus for any prior fiscal period, and (iii) a lump sum payment equal to two (2) times the Base Salary and the term shall thereupon end.
          (g) No Mitigation. If the Executive’s employment described herein is terminated, the Executive shall have no duty to mitigate his damages or seek other employment, and the Company shall have no right to offset any amounts which are paid to or earned by Executive from other employment obtained by Executive (including self-employment) against any amounts which are payable to Executive pursuant to this Agreement.
          (h) Continuation of Health and Life Insurance Coverage. At Executive’s own expense, Executive and Executive’s dependents shall also be entitled to any continuation of health insurance coverage rights after the Termination Date under any applicable law; provided, however, that in the event of the termination of Executive’s employment with the Company pursuant to Section 4(d), health and life insurance coverage shall be provided until the Executive qualifies for Medicare, with the Executive paying the premium charged by the Company for coverage under its health plan pursuant to the Consolidated Omnibus Reconciliation Act of 1986, as amended, after the Termination Date.
          (i) Effects of Termination; Payments.
               (i) Effective as of the Termination Date, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company and its subsidiaries.
               (ii) The covenants and agreements of the Executive contained in Sections 5, 6 and 7 shall survive termination of the Executive’s employment by the Company and the termination of this Agreement.

               (iii) All payments due to Executive or his estate pursuant to Section 4 shall be paid as soon as practicable after the Termination Date, but in no event later than ten (10) days thereafter, except in the case of the Performance Bonus for any prior fiscal period which shall be paid as soon as practicable after the end of such fiscal period, but not later than seventy-five (75) days thereafter, and except for benefits provided by the Company pursuant to Section 4(h).
     5. Confidentiality and Non-Disclosure. The Executive recognizes and acknowledges that he will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. The Executive agrees that he will not at any time disclose to others, use, copy or permit to be copied, except pursuant to his duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by the Executive) without the prior written consent of the Board. The term “secret or confidential information of the Company” (sometimes referred to herein as “Confidential Information”) shall include, without limitation, the Company’s plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading relating to the manufacture and market chlorine, caustic soda and related products, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company’s contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during the Executive’s tenure of employment to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. The Executive further agrees to maintain in confidence any confidential information of third parties received as a result of the Executive’s employment and duties with the Company. Upon termination, the Executive will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by the Executive, solely or jointly with others, and which are in his possession, custody or control at such date and which are related in any manner to the past, present or anticipated business of the Company. The provisions of this Section 5 are in addition to any other agreements which Executive now has or enters into in the future regarding the Company’s secret or confidential information. The provisions of this Section 5 shall survive the termination of this Agreement.
     6. Non-Solicitation. During the term of this Agreement and for a period of two (2) years following the Executive’s termination of employment, the Executive agrees that he will not solicit, raid, entice, encourage or induce any person who at the time of his termination of employment is an employee of the Company, or any of its parents, subsidiaries or affiliates or to become employed by any person, firm or corporation or to discontinue their employment with the Company. The Executive further agrees, for the two (2) year period following his termination of employment, to refrain from approaching any such employee for such purpose or authorizing or knowingly approving such actions by any other person, firm or corporation or assisting any such person, firm or corporation in taking such action. The provisions of this Section 6 are in addition to any other agreements which Executive now has or enters into in the future regarding the Executive’s relationship with Company employees following Executive’s termination of employment. The provisions of this Section 6 shall survive the termination of this Agreement.
     7. Enforcement. It is understood and agreed by the parties that no amount of money would adequately compensate the Company for damages which the parties acknowledge would be suffered as a result of a violation by the Executive of the covenants contained in Sections 5 and 6 above, and that, therefore, the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief (without the need to post bond) to enforce the provisions of Sections 5 and 6, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The provisions of this Section 7 shall survive the termination of this Agreement.
     8. Certain Defined Terms. For purposes of this Agreement the following terms and phrases shall have the following meanings:
          “Cause” shall mean: (i) the Executive shall have committed an act of fraud, embezzlement or misappropriation against the Company or committed a material breach of fiduciary duty owed to the Company; or (ii) the Executive shall have been convicted by a court of competent jurisdiction (or entered a plea of guilty or nolo contendere) of any felony or crime involving moral turpitude or fraud; or (iii) the Executive shall have engaged in willful misconduct, material breach of his obligations under this Agreement or the refusal or failure to perform his duties as required by this Agreement (other than as a result of incapacity due to physical or mental illness) which violations are not remedied within 15 days after receipt of written notice from the Company specifying such violations.
          “Change in Control” means (in accordance with Internal Revenue Code Section 409A):
     (i) Any one person, or more than one person acting as a group (as defined in U.S. Treasury Notice 2005-1) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.
     (ii) Any one person, or more than one person acting as a group acquires, (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or
     (iii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
     (iv) Any one person has acquired, or more than one person acting as a group acquires (or during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by a Company is not treated as a change in the ownership of such assets if the assets are transferred to -
     (a) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
     (b) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
     (c) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
     (d) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).
          “Company” as used in this Agreement, the term “the Company” includes the Company, any assignee or other successor of interest in the Company, and any parent, subsidiary, or other corporation or partnership under common ownership or control with the Company.
          “Constructive Termination” means a material diminution of the title or management responsibilities of the Executive or the diminution of Executive’s Base Salary, annual incentive opportunity or long term incentive opportunity which is not remedied within 30 days after written notice thereof is given by the Executive.
          “Disability” means (i) an inability by the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Executive’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, which impairment is the reason for Executive’s receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
          “Fair Market Value” means, as of a particular date, with respect to any security, the fair value thereof determined by the Board in good faith taking into account all relevant factors, including recently reported trades of such security.
          “Voluntary Termination” shall mean the voluntary termination by Executive of Executive’s employment from the Company by voluntary resignation or any other means (other than (i) death or Disability or (ii) simultaneous with or following termination for Cause or an event which if known to the Company at the time of such voluntary termination by Executive would constitute Cause).

     9. Miscellaneous Provisions.
          (a) Arbitration. Any controversy or claim arising out of or relating to this Agreement, including the making, interpretation or breach thereof, or the employment or termination of employment of Executive shall be resolved by expedited arbitration in the City of the principal offices of the Company in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award.
The powers of the arbitrator(s) shall include, but not be limited to, the awarding of injunctive relief. Notwithstanding any other provision of this Section 9(a) to the contrary, the parties agree that any monetary award arising out of a claim or controversy relating to this Agreement which may be awarded by the arbitrator(s) or any court having jurisdiction thereof shall be limited to the prevailing party’s actual damages and shall not include any monetary awards for punitive, special, consequential, exemplary, indirect or other damages of any kind; provided, however, that (i) the arbitrator(s) shall include in any award in which Executive is the prevailing party the amount of his reasonable attorneys’ fees and expenses and all other reasonable costs and expenses of the arbitration; and (ii) in the event the arbitrator(s) do not rule in favor of Executive in respect to all of the material claims alleged by Executive, the arbitrator(s) may include in the award in favor of Executive, if any, the amount of Executive’s reasonable costs and expenses of the arbitration, if any, as the arbitrator(s) deem just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorneys’ fees and expenses, and the parties shall bear equally all other costs and expenses of the arbitration. The provisions of this Section 9 shall survive the termination of this Agreement.
          (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.
          (c) Modification. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.
          (d) Waiver. The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or waiver of any other term or covenant contained in this Agreement.
          (e) Notices. Any and all notices or other communications provided for herein shall be given in writing and shall be hand-delivered or sent by United States mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

If to the Company:
Pioneer Companies, Inc.
700 Louisiana, Suite 4300
Houston, Texas 77002
Attention: Board of Directors
With a copy to:
Baker Botts, L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
Attention: James Raborn
If to Executive:
Michael Y. McGovern
4899 Montrose, Unit 1209
Houston, Texas 77096
provided, however, that any of the parties may, from time to time, give notice to the other parties of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, three days after deposit in the United States mail, postage prepaid, registered or certified, return receipt requested.
          (f) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state.
          (g) Assignability. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obligations shall inure to, and be binding upon, any such successor.
          (h) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted successors and permitted assigns.
          (i) Captions. Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words “herein,” “hereof,” “hereunder,” and the words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.
          (j) Indemnification. The Company agrees that the Executive shall be entitled to indemnification and payment or reimbursement of expenses (including attorneys’ fees and expenses) to the fullest extent provided in the Company’s Certificate of Incorporation, as in effect on the date hereof and as it may be hereafter amended (but in no event on terms less favorable to the Executive than those in effect on the date hereof), for all damages, losses and expenses incurred by the Executive in connection with any claim, action, suit or proceeding which arises from the Executive’s services and/or activities as an officer and/or employee of the Company or any affiliate thereof. This Section shall survive any termination of the term of this Agreement.
          (k) Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such validity or unenforceability without rendering invalid or unenforceable the
          (l) Remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     10. Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):
          (a) If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 10(a), any payments or benefits payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided within six months and one day of such termination (other than death or Disability) shall instead be paid or provided on the earlier of (i) the date that is six months and two days after Executive’s termination, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 10(a) shall be applied by accumulating all payments or benefits that otherwise would have been paid or provided within six months of Executive’s termination and paying or providing such accumulated amounts at the earliest date which complies with the requirements of Section 409A.
          (b) If any provision of the Agreement would result in the imposition of an applicable tax under Section 409A, Executive and the Company agree that such provision will be reformed to avoid imposition of the applicable tax in a manner that will result in the least adverse economic impact on the Executive.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE COMPANY:

PIONEER COMPANIES, INC.

By:	/s/ Richard L. Urbanowski

Name:	Richard L. Urbanowski
Title:	Chairman of the Compensation Committee

EXECUTIVE:

/s/ Michael Y. McGovern

Michael Y. McGovern